Solutions that Protect and Promote the Worlds Great Brands 1Q 2016 Earnings Webcast Exhibit 99.2

Revenue (US$ thousands)

Gross Margin (US$ thousands)

Operating Income (US$ thousands)

Net Income attributable to MPS (US$ thousands)

Basic and Diluted EPS

Cash Provided by Operating Activities and Capital Expenditures (US$ thousands) 2.7% of Sales 2.7% of Sales

EBITDA and Adjusted EBITDA (US$ thousands)

Solutions that Protect and Promote the Worlds Great Brands 1Q 2016 Earnings Webcast Appendix Depreciation and Amortization Adjusted EBITDA to Net Income Reconciliation Debt Summary

Depreciation and Amortization (US$ thousands)

Adjusted EBITDA Reconciliation (US$ thousands) (Dollars in thousands) Notes 1Q 2016 1Q 2015 Adjusted EBITDA 77,196 $ 61,170 $ Transaction costs (1) (350) (721) Stock based and deferred compensation (2) 272 (431) Purchase accounting adjustments (3) (331) (476) Restructuring charges (4) (2,826) (704) Gain (Loss) on sale of fixed assets (5) (194) 64 Impairment charges (6) (245) - Other Adjustments (7) (3,167) 3,667 EBITDA 70,355 62,569 Depreciation and Amortization (8) 33,311 33,047 Interest Expense 18,729 18,540 Income Taxes 5,231 3,694 Net Income (loss) 13,084 $ 7,288 $ Notes: (1) Costs related to change in equity ownership, mergers and acquisitions. (2) Expense related to equity compensation, and deferred compensation agreements from certain acquisitions. (3) Amortization of purchase price/inventory adjustments in connection with purchase accounting fair valuation, amortization of deferred revenue related to government grants and fair valuue lease amortization as of the applicable acquisition date balance sheet. (4) Costs related to reorganization and plant closures. (5) Gains or losses incurred due to the sale for fixed assets. (6) Impairment losses on decommissioned and non saleable fixed assets. (7) Currency gains or (losses), gains or (losses) on derivatives, other interest costs and contract amortization. (8) Does not include deferred finance costs included in interest expense.

Debt Summary (US$ thousands)

Solutions that Protect and Promote the Worlds Great Brands First Quarter Ended September 30, 2015 Earnings Webcast Thank you for your interest in Multi Packaging Solutions